PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact:    John D. Milton, Jr.
            Chief Financial Officer                               904/858-9100

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                PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES
                RESULTS FOR THE THIRD QUARTER OF FISCAL 2017

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; July 26, 2017 -

Third Quarter Operating Results for Fiscal year 2017.

The Company reported net income of $456,000, or $.14 per share (inclusive of $139,000, or $.04 per share, due to a reduced tax expense in accordance with newly adopted accounting guidance on stock option exercises), compared to net income of $1,379,000, or $.42 per share, in the same quarter last year.

Our revenue miles declined by 1,685,000, or 15%, to 9,524,000 versus the same quarter last year. Total revenues for the quarter were $28,104,000, down $3,258,000 from the same quarter last year. Transportation revenues (excluding fuel surcharges) were $26,275,000, down $3,912,000. Our transportation revenue per mile increased by 2.4% over the same quarter last year. Fuel surcharge revenues were up $654,000 to $1,829,000 due to higher diesel prices and the positive benefits of renegotiating fuel surcharge tables with several key customers last year.

Our lower revenues in the quarter resulted from a net reduction of business levels across our existing customer base mainly stemming from rates in competitive bid processes and the move of a particular customer to a privately owned fleet. Additionally, the lower driver count and difficulty hiring are hindering us from adding back potential new business in certain markets where business is available.

We managed to keep our overall variable costs in-line with the declines in miles and revenues. Compensation and benefits decreased $760,000 due to fewer miles driven but was negatively impacted by a one-time accrual of $264,000 resulting from the award of two additional vacation days for our drivers.
Net fuel expense (i.e. gross fuel expenses less fuel surcharges) decreased by $1,063,000 due to fewer miles driven and higher fuel surcharges.

Insurance and losses were down by $169,000 versus the same quarter last year due mainly to favorable adjustments to risk partially offset by higher health claims. SG&A was flat as we remain staffed to grow our revenues and driver count.

As a result, operating profit this quarter was down $1,756,000 to $534,000 (negatively impacted by the one-time $264,000 vacation accrual) compared to $2,290,000 in the same quarter last year. Operating ratio was 98.1 this quarter versus 92.7 in the same quarter last year.

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First Nine Months Results for Fiscal year 2017.

The Company reported net income of $1,628,000, or $.49 per share (inclusive of $389,000, or $.12 per share, due to a reduced tax expense in accordance with newly adopted accounting guidance on stock option exercises), compared to net income of $3,617,000, or $1.10 per share, in the same period last year. The prior year included $1,029,000, or $0.31 per share, of net income from the settlement of a claim with BP in connection with the 2010 Deepwater Horizon event.

Our revenue miles declined by 3,640,000, or 11.3%, to 28,709,000 versus the same period last year due to an overall net loss of business due to (i) rates,
(ii) privatization of a customer fleet and (iii) the lower demand for gasoline in the earlier part of the fiscal year which was not fully offset by the addition of new business with other customers. Total revenues were $84,255,000, down $5,526,000 from last year. Transportation revenues (excluding fuel surcharges) were down $7,483,000 to $79,227,000 as a result of the lower revenue miles. However, our transportation revenue per mile increased by 3.0% over the same period last year. Fuel surcharge revenues were up $1,957,000 to $5,028,000 due to higher diesel prices and the positive benefits of renegotiating fuel surcharge tables with several key customers last year.

Our variable costs were in-line with the decrease in miles and revenues. Compensation and benefits decreased $2,545,000 due to fewer miles driven. Net fuel expense (i.e. gross fuel expenses less fuel surcharges) decreased by $1,973,000 due to fewer miles driven and higher fuel surcharges.

Insurance and losses were up $196,000 versus the same period last year due mainly to increased health claims. Depreciation increased $690,000 but was mostly offset by lower repair and equipment leasing costs as we have continued to replace leased equipment from a prior acquisition with new equipment. SG&A was flat as we remain staffed to grow our revenues and driver count. Corporate expense was $82,000 lower than last year mainly due to a $169,000 reduction in legal fees.

As a result, operating profit was down $2,229,000 to $2,107,000 compared to $4,336,000 last year. Operating ratio was 97.5 versus 95.2 last year.

Summary and Outlook.

The full impacts of the lost business from some large customer bids were substantially realized this quarter and in the first nine months of this fiscal year. Additionally, following a recent merger, another large customer took significant steps to move some of its carrier requirements into the merged entity's private fleet resulting in lost business for us in certain markets.
It typically takes some time to fully replace business losses of this nature. We have added several significant pieces of business throughout the fiscal year but not nearly enough to offset the losses. We are currently invloved in three large bids with existing customers in markets where we already operate and could take on new business should stores be awarded to us.

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We have seen volumes picking up during the seasonally busier summer months and a return to more normalized gasoline demand during the 3rd quarter. We continued to see improvement in our per mile transportation revenue as well as our net fuel expense following the implementation of more neutral fuel surcharge tables last year.

The driver hiring market remains very tight. During the quarter we experienced a reduction of our average driver force down to 613 versus 744 in the prior year quarter, a 17.6% decline. We took several steps during this quarter to drive future growth in our driver count. In June, we announced a driver pay increase effective June 30, 2017 increasing base pay by 2.5% and awarding 2 additional vacation days. We have also begun targeting owner operators in our marketing efforts and added 3 owner operators during the quarter. In the month of June we saw a significant improvement in our driver turnover rate which improved thirteen percentage points versus the average over the past four months. Additionally, our average number of drivers in training increased by 39.4% this quarter versus the prior quarter and 24.3% versus the same quarter last year. We are focused on maintaining these trends as we work to grow our driver count and revenues.

We are currently very focused on improving our technology. Management believes that investing in our technology gives us an opportunity to set ourselves apart from our competition both with our employees and our customers. During this calendar year we are planning to upgrade our entire network infrastructure to provide more speed and reliability to the field and our customers. We are also implementing several new software upgrades which we believe will enhance the employee experience, improve customer satisfaction and ultimately allow us to reduce expenses and improve our bottom line results.

During the quarter, we terminated the Pensacola, FL sales contract entered into last quarter and immediately went under contract with a new buyer at the same $1.5M sales price. The contract is subject to numerous contingencies. We made significant progress on the sale of our Tampa terminal facility ($10M sales price) and are in the process of granting an extension to allow the developer the time it needs to get all plans and approvals finalized with the City of Tampa.

We operate in many of the best markets in the country and are known in those markets, and beyond, as a top rated carrier in both safety and customer satisfaction. We are committed to continuing our focus on safety, driver retention and customer satisfaction and are confident that execution of that focus will enable us to improve our profitability. We will benefit from and plan to maintain a strong balance sheet as we work to achieve our targeted operating ratio in the low nineties and double digit returns on after tax capital employed.

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Conference Call.

The Company will host a conference call on Wednesday afternoon, July 26, 2017 at 2:00 PM (EDT). Analysts, shareholders and other interested parties may access the teleconference live by calling 1-800-311-9404 domestic or international at 1-334-323-7224 then enter pass code 6549. Computer audio live streaming is available via the Internet through the Company's website at www.patriottrans.com at the Investor Relations tab or by clicking the following link http://stream.conferenceamerica.com/pth072617 or http://stream.conferenceamerica.com/pth072617.m3u, whichever is most compatible with your device or media player. An audio replay will be available for sixty (60) days following the conference call. To listen to the audio replay, dial toll free 1-877-919-4059 domestic or international 1-334-323-0140 then enter pass code 41229572. An audio archive can be accessed via the internet at http://archive.conferenceamerica.com/archivestream/pth072617.mp3.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company's transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company engaged in the hauling of liquid and dry bulk commodities.

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            PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME
                                (In thousands)
                                 (Unaudited)

                                 THREE MONTHS ENDED       NINE MONTHS ENDED
                                      JUNE 30,                 JUNE 30,
                                  2017        2016          2017      2016
                                  ----        ----          ----      ----
Revenues:
  Transportation revenues     $ 26,275      30,187      $ 79,227    86,710
  Fuel surcharges                1,829       1,175         5,028     3,071
                                ------      ------        ------    ------
Total revenues                  28,104      31,362        84,255    89,781

Cost of operations:
  Compensation and benefits     12,274      13,034        35,813    38,358
  Fuel expenses                  3,622       4,031        11,310    11,326
  Repairs & tires                1,862       2,061         5,125     5,806
  Other operating                1,134       1,195         3,144     3,464
  Insurance and losses           2,567       2,736         8,168     7,972
  Depreciation expense           2,349       2,245         7,208     6,518
  Rents, tags & utilities          820         949         2,543     2,853
  Sales, general &
    administrative               2,446       2,404         7,038     7,016
  Corporate expenses               591         502         2,206     2,288
  Gain on equipment sales          (95)        (85)         (407)     (156)
                                ------      ------        ------    ------
Total cost of operations        27,570      29,072        82,148    85,445
                                ------      ------        ------    ------

Total operating profit             534       2,290         2,107     4,336

BP claim settlement                  -           -             -     1,687
Interest income and other            1           1             4         4
Interest expense                   (15)        (31)          (79)      (98)
                                ------      ------        ------    ------

Income before income taxes         520       2,260         2,032     5,929
Provision for income taxes          64         881           404     2,312
                                ------      ------        ------    ------

Net income                    $    456       1,379      $  1,628     3,617
                                ======      ======        ======    ======

Comprehensive income          $    456       1,379       $ 1,628     3,617
                                ======      ======        ======    ======

Earnings per common share:
  Net Income -
    Basic                     $   0.14        0.42          0.49      1.10
    Diluted                   $   0.14        0.42          0.49      1.10

Number of shares
(in thousands) used in computing:
 -basic earnings
  per common share               3,304       3,287         3,298     3,281
 -diluted earnings
  per common share               3,305       3,289         3,301     3,284

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